Exhibit (a)(1)(v)

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ELECTION FORM

EXCHANGE OF CERTAIN STOCK OPTIONS PURSUANT TO THE OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS DATED MARCH 24, 2009

THE OFFER EXPIRES AT 12:00 PM (noon) EASTERN DAYLIGHT TIME, ON MAY 4, 2009,

UNLESS THE OFFER IS EXTENDED

Name :    Employee ID :

Please Indicate your decision to exchange all of your Eligible Options as identified below for Replacement Options by checking the “Yes” box under the Option Summary Table. If you do not want to exchange your Eligible Options for Replacement Options, check the “No” box under the Option Summary Table. In that event, Eligible Options will not be exchanged. Remember, options displayed are only your Eligible Options not all of your outstanding options. To view your full option details, please visit www.netbenefits.com.

Original Grant Date    Expiration Date    Strike Price Per Share    Outstanding Options    Vested Options    Unvested Options

Participation Election

Yes No    Yes No    Yes No    Yes No    Yes No

Yes, I want to exchange my Eligible Options and accept the terms of the Exchange Offer

No, I do not want to exchange my Eligible Options after reviewing the terms of the Exchange Offer

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